EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          TRANSKARYOTIC THERAPIES, INC.

                             Pursuant to Section 242
                        of the General Corporation Law of
                             the State of Delaware

         Transkaryotic Therapies, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED:          That the first paragraph of Article FOURTH of the Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following paragraph is inserted in lieu thereof:

                   FOURTH: The total number of all classes of stock which the Corporation shall have authority to issue is 110,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $.01 par value per share ("Common Stock"), and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock").

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President this 15th day of June, 2000.

                                       Transkaryotic Therapies, Inc.



                                        By: /s/ RICHARD F SELDEN
                                           ------------------------------------
                                        Richard F Selden, M.D., Ph.D., President









                                       2